Exhibit 10.1

Employment Agreement

Employment Agreement (this “Agreement”) dated as of October 19, 2012 (the “Effective Date”) by and between Prospect Global Resources Inc. a Nevada corporation (the “Company”), and Gregory Dangler (the “Employee”).

WHEREAS, the Employee is currently employed as the Company’s Vice President of Finance; and

WHEREAS, the Company recognizes that the Employee’s talents and abilities are unique, and are integral to the success of the Company, and thus wishes to secure the ongoing services of the Employee on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, Company and the Employee agree as follows:

1.                                      Employment:  The Company hereby agrees to employ the Employee as the Vice President of Finance (“VPF”) of the Company, and the Employee hereby accepts such employment, on the terms and conditions set forth below.

2.                                      Compensation and Related Matters:

a.                                      Base Salary. During the Employee’s term of service (the “Employment Period”), the Company shall pay the Employee a base salary at the rate of not less than $180,000 per year (“Base Salary”).  The Employee’s base Salary shall be paid in accordance with the Company’s normal payroll practice or, if no such practice is established, in equal installments at the end of each month.  If the Employee’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this agreement.

b.                                      Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2012, the Employee shall be eligible to earn an annual cash bonus up to 80% of Base Salary.  The annual bonus each year will be based on Employees performance in achieving goals set by management and shall be entirely in management’s discretion.

c.                                       Stock Options: The Employee has been granted options to purchase 300,000 shares (the “Options”) of the Company’s common stock (“Common Stock”) at $2.88 per share.  The Options vest, subject to acceleration as provided below, as follows:  150,000 immediately on the Effective Date and 150,000 Options on the one year anniversary of the Effective Date, in each case so long as the Employee either (i) is employed as the Company’s VPF (or a similar or senior position) on such date or (ii) has died or become permanently disabled prior to such date and was employed as the Company’s VPF (or a similar or senior position) at the time of death or disability.

d.                                      Vacation: The Employee shall be entitled to three weeks of vacation per fiscal year. Up to two weeks of vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year.  Vacation shall accrue to the Employee at the rate of not less than one week per four month period in advance.

e.                                       Expenses: The Company will reimburse the Employee for all expenses related to Company business, including, but not limited to travel, marketing, communication, due diligence, legal fees and expenses, etc.

f.                                        Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Employee (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Employee shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

g.                                       Professional Development.  The Company will reimburse the Employee for education and professional development expenses related to courses or programs selected by the Employee in the natural resources sector up to $10,000 per calendar year. The Employee may take such courses during normal business hours and will not be required to utilize vacation time.

3.                                      Responsibilities: As the VPF, the Employee will have the responsibilities of a vice president of finance and shall also assist the Company’s President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in developing the Company’s strategic direction, identifying and pursuing acquisition targets, budget preparation, development of an annual operating plan and periodic long range plans, overseeing all portfolio companies’ operations, finances, budgets and strategic direction, and compliance with all regulatory requirements developing and implementing the Company’s business plan.  The VPF shall report directly to the Company’s Chief Operating Officer.

4.                                      At-Will Employment; Severance: The Employee’s employment with the Company is on an at-will basis.  If terminated by the Company for any reason other than Cause, including a change of control, or by the Employee for Good Reason, the

Company shall provide severance to the Employee, payable in accordance with the Company’s normal payroll practice, of three month’s Base Salary, accrued vacation, and any reimbursement of all business and professional development expenses incurred but not yet reimbursed.  In addition the Company shall reimburse the Employee for COBRA payments made by the Employee for three months following termination by the Company for any reason other than Cause, or by the Employee for Good Reason.

For purposes of this Agreement, “Cause” shall mean (A) the Employee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Employee; (B) the Employee’s commission of a crime involving fraud or intentional dishonesty, which results in the Employee’s substantial personal enrichment and material adverse effect to the Company; or (C) the Employee becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Employee is charged solely as a result of his position with the Company.

For purposes of this Agreement, “Good Reason” shall mean any of the following:  (A) reduction of Employee’s title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties he occupied or possessed, on the date immediately preceding such reduction; (B) a reduction in Employee’s Base Salary or Annual Bonus opportunity, other than as part of a general reduction of senior management compensation that does not apply disproportionately to the Employee; (C) the Company requiring the Employee to be based at a materially different geographic location, other than as part of a relocation of a significant portion of the Company’s senior management; (D) the Company’s material breach of any provision of this Agreement, or any other agreement between the Company and the Employee; or (E) a failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of substantially all of the Company’s business and/or assets.  Notwithstanding the foregoing, the Employee’s resignation shall not be considered to be for Good Reason unless the Company receives, within 90 days following the date on which the Employee knows, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (A) through (E) above, written notice from the Employee specifying the specific basis for his belief that he is entitled to terminate employment for Good Reason, the Company fails to cure the event constituting Good Reason within 30 days after receipt of such written notice thereof, and  the Employee terminates employment within 30 days following expiration of such cure period.

5.                                      Location: The Employee will be based in the Denver, Colorado, metropolitan area.  During the Employment Period, the Company shall provide the Employee with an office and appropriate equipment and support staff.

6.                                      Representations and Warranties: The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Employee, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

7.                                      Indemnity:  The Company agrees that if the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Employee is or was a trustee, director, member, agent or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if the Employee has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

a.                                      Expenses. As used in this Section 7, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

b.                                      Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Employee shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Colorado law.

c.                                       Advances of Expenses. Expenses incurred by the Employee in connection with any Proceeding shall be paid by the Company in advance upon request of the Employee that the Company pay such Expenses, but only in the event that the Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Employee is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

d.                                      Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming the Employee as a covered party in an amount deemed mutually sufficient to the Company and the Employee.

8.                                      Survival of Certain Provisions: The representations, warranties and covenants and indemnity provisions contained in Sections 2, 4, 6 and 7 of this Agreement and the Company’s obligation to pay the Employee any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

9.                                      Notices: Any notice given with respect to this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 1401 17th Street, Suite 1550, Denver, CO 80202, and (b) if to the Employee, at *******, in either case with a copy to the Company’s legal counsel, Jeff Knetsch, Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, 22nd Floor, Denver, CO 80202.

10.                               Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.                               Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

12.                               Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. Each party shall pick a mediator selector and the two mediator selectors shall then pick and appoint a mediator.  The Company will pay all mediation related costs, including, without limitation, the Employee’s costs and reasonable fees, including attorneys’ fees, incurred in selecting a mediator and obtaining counsel for purposes of the mediation.

14.                               Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, shall be instituted and maintained in the State or Federal courts sitting in the State of Colorado.  Each party waives the right to change of venue.

15.                               Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Employee and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Employee’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

16.                               Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties have executed this Agreement as of the Effective Date, as defined above.

Gregory Dangler	Prospect Global Resources Inc.

/s/ Gregory Dangler	By:	/s/Patrick L. Avery
Patrick L. Avery
President and Chief Executive Officer